Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment No.3 to Registration statement (No. 333-169463) to form S-1 on Form S-3 of Galectin Therapeutics Inc. (formerly Pro-Pharmaceuticals, Inc.) of our report dated March 30, 2012, relating to our audit of the consolidated financial statements, included in the Annual Report on Form 10-K of Galectin Therapeutics Inc. (formerly Pro-Pharmaceuticals, Inc.) for the year ended December 31, 2011. We also consent to the reference to our firm under the caption “Experts” in such Prospectus which is part of this Registration Statement.

/s/ McGladrey LLP

Boston, Massachusetts

January 4, 2013